UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.         )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

dELiA*s, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

July 1, 2013

Dear Stockholder,

It is my pleasure to invite you to dELiA*s’ 2013 Annual Meeting of Stockholders.

We will hold the Annual Meeting at 9:00 a.m., local time, on Tuesday, August 6, 2013, at the offices of Troutman Sanders LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174. In addition to the formal items of business, we will review the major developments of the past year and answer your questions.

This booklet includes our Notice of Annual Meeting and Proxy Statement (containing important information about the matters to be acted upon at the Annual Meeting), and is accompanied by our Annual Report for the fiscal year ended February 2, 2013 and proxy card. The Proxy Statement describes the business that we will conduct at the Annual Meeting and provides information about us that you should consider when you vote your shares.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting. If you attend the Annual Meeting and prefer to vote in person, you may do so.

Thank you for your ongoing support of dELiA*s. We look forward to seeing you at the Annual Meeting.

Sincerely,

Tracy Gardner

Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE RETURN YOUR PROXY PROMPTLY.

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, August 6, 2013
Time:	9:00 a.m., local time
Place:	Troutman Sanders LLP The Chrysler Building 405 Lexington Avenue New York, New York 10174

Dear Stockholder:

At our Annual Meeting, we will ask you to:

•

elect five members to our Board of Directors as named in the attached proxy statement to serve until the 2014 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

•	ratify the appointment of BDO USA, LLP as our independent registered public accountants for the fiscal year ending February 1, 2014;

•	approve a non-binding advisory resolution relating to the compensation of the Company’s named executive officers identified in the attached proxy statement;

•	consider a non-binding advisory resolution on the frequency (every one, two or three years) of the non-binding vote relating to the compensation of the Company’s named executive officers; and

•	transact any other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on June 21, 2013 as the record date for identifying those stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. The Proxy Statement, the accompanying form of proxy card and our Annual Report for the fiscal year ended February 2, 2013 will be mailed to all stockholders of record on or about July 1, 2013.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON AUGUST 6, 2013.

THE PROXY STATEMENT AND OUR 2012 ANNUAL REPORT ARE AVAILABLE AT

HTTP://WWW.ASTPROXYPORTAL.COM/AST/14450/.

BY ORDER OF THE BOARD OF DIRECTORS

Marc G. Schuback
Senior Vice President, General Counsel and Secretary

July 1, 2013

Page
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1
Why Did You Send Me This Proxy Statement?	1
What Information is Contained in These Materials?	1
Who May Vote?	1
Can I Attend the Annual Meeting?	2
How Many Votes Do I Have?	2
How Do I Vote By Proxy?	2
How Does the Board of Directors Recommend That I Vote on the Proposals?	2
May I Revoke My Proxy?	3
What If I Receive More than One Proxy Card?	3
How Do I Vote In Person?	3
Will My Shares be Voted if I Don’t Provide My Proxy or Instruction Form?	3
What Vote Is Required To Approve Each Proposal?	4
Is Voting Confidential?	5
Where Can I Find the Voting Results of the Annual Meeting?	5
Who Pays The Costs Of Soliciting These Proxies?	5
What Constitutes a Quorum for the Meeting?	5
How Do I Obtain an Electronic Copy of the 2012 Annual Report?	5
INFORMATION ABOUT dELiA*s SECURITY OWNERSHIP	6
CORPORATE GOVERNANCE AND INFORMATION ABOUT DIRECTORS	8
The Board of Directors	8
Director Agreement	8
Current Directors and Nominees	9
Committees of the Board of Directors and Meetings	11
Board Leadership Structure and Role in Risk Oversight	13
Codes of Business Conduct and Ethics	14
Communicating with Our Directors	14
Compensation of Directors	14
EXECUTIVE COMPENSATION	16
Summary Compensation Table	16
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table	16
Outstanding Equity Awards at Fiscal Year-End	21
Option Exercises and Stock Vested	21
Equity Compensation Plan Information	22
REPORT OF THE AUDIT COMMITTEE	23
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	24
Related Party Transactions	24
DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD OF DIRECTORS	25
Elect Five Members to Our Board of Directors	25
Required Vote	25
Ratification of Selected Auditors	25
Audit Fees	26
Policy of Audit Committee on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors	26
Percentage of Audit Services Pre-Approved	26
Required Vote	26
Approve a Non-Binding Advisory Resolution Relating to the Compensation of the Company’s Named Executive Officers	26
Required Vote	27
Consider a Non-Binding Advisory Resolution on the Frequency (Every One, Two or Three Years) of the Non-Binding Vote Relating to the Compensation of the Company’s Named Executive Officers	27
Required Vote	28
Section 16(a) Beneficial Ownership Reporting Compliance	29
Information About Stockholder Proposals	29
Directions to Meeting	29

i

PROXY STATEMENT FOR THE dELiA*s, INC.

2013 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me This Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of dELiA*s, Inc. (“dELiA*s”, the “Company”, “us”, “our” or “we”) is soliciting your proxy to vote at our 2013 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments or postponements of the Annual Meeting. This Proxy Statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the Annual Meeting and the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card in accordance with the instructions set forth on the proxy card or, if you own shares in “street name”, you will need to instruct your bank, broker or other nominee to vote your shares, as described below.

On or about July 1, 2013, we will begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card to all stockholders of record as of the close of business on June 21, 2013. Although not part of this Proxy Statement, we also will send our Annual Report for the fiscal year ended February 2, 2013 (the “2012 Annual Report”).

What Information is Contained in These Materials?

The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our most highly paid executive officers and our directors, and certain other required information. The 2012 Annual Report includes our audited consolidated financial statements.

Who May Vote?

Only stockholders of record of dELiA*s common stock, $.001 par value per share (“Common Stock”), at the close of business on June 21, 2013, or the “record date”, are entitled to vote at the Annual Meeting. The Common Stock is our only authorized class of voting stock. As of June 21, 2013, we had 32,789,615 shares of Common Stock outstanding.

Stockholder of Record: Shares Registered in Your Name

If on June 21, 2013 your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee

If on June 21, 2013 your shares were registered in the name of your broker, bank, or other nominee, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your bank, broker or other nominee or you bring a letter from the bank, broker or nominee indicating that you were the beneficial owner of the shares on June 21, 2013, the record date for voting.

Can I Attend the Annual Meeting?

You are invited to attend the Annual Meeting if you are a stockholder of record or a beneficial owner as of June 21, 2013. If you are a stockholder of record, you must bring proof of identification. If you hold your shares through a broker, bank or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction form provided by your broker, bank, or other nominee or a copy of a brokerage statement showing your share ownership as of June  21, 2013.

How Many Votes Do I Have?

Each share of Common Stock that you own entitles you to one vote.

How Do I Vote By Proxy?

Stockholder of Record: Shares Registered in Your Name

Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote. If your shares are registered directly in your name through our stock transfer agent, American Stock Transfer & Trust Company, or if you have stock certificates, you may vote by completing, signing and mailing the enclosed proxy card in the envelope provided. Your proxy will be voted in accordance with your instructions. If you sign the proxy card, but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors. If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete, sign and date the enclosed proxy card and return it promptly in accordance with the instructions of your broker, bank or other nominee.

How Does the Board of Directors Recommend That I Vote on the Proposals?

If we receive a properly completed proxy card in time to vote your “proxies”, David J. Dick, our Senior Vice President, Chief Financial Officer and Treasurer and/or Marc G. Schuback, our Senior Vice President, General Counsel & Secretary, will vote the shares as you or your bank, broker or other nominee have directed. If we receive a properly completed proxy card but no specific choices are made, your proxies will vote those shares as recommended by the Board of Directors as follows:

•	“FOR” the election of the five nominees for director;

•	“FOR” ratification of the appointment of BDO USA, LLP as our independent registered public accountants for the fiscal year ending February 1, 2014;

•	“FOR” the approval of the non-binding advisory resolution relating to the compensation of the Company’s named executive officers; and

•	In favor of an every “3 YEAR” frequency for the non-binding stockholder vote relating to the compensation of the Company’s Named executive Officers.

If any other matter is presented at the Annual Meeting, your proxies will vote in accordance with their best judgment. As of the date of this Proxy Statement, we knew of no matters to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

May I Revoke My Proxy?

If you are a record holder and you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the following three ways:

•	you may send in another proxy with a later date;

•	you may notify our Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	you may vote in person at the Annual Meeting. Attending the Annual Meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

As noted above, if your shares are held in street name, you must follow the instructions provided by your bank, broker, or other nominee in order to revoke your proxy.

What if I Receive More Than One Proxy Card?

If you hold shares of our Common Stock in more than one account, whether as a record holder or in street name, you may receive more than one proxy card, or voting instruction form. If you choose to vote by proxy, which we recommend, please vote in the manner described under “How Do I Vote By Proxy?” for each account to ensure that all of your shares are voted.

How Do I Vote in Person?

If you hold shares in your own name (rather than in street name) and you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you are not the stockholder of record and you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your bank, broker or other nominee or you bring a letter from the bank, broker or nominee indicating that you were the beneficial owner of the shares on June 21, 2013, the record date for voting.

Will My Shares be Voted if I Don’t Provide My Proxy or Instruction Form?

Registered Stockholders. If your shares are registered in your name, your shares will not be voted unless you provide a proxy or vote in person at the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

Non-Discretionary Items. Each of Proposal 1, the election of directors, Proposal 3, the advisory vote relating to the compensation of the Company’s named executive officers, and Proposal 4, the advisory vote relating to the frequency of holding future advisory votes on compensation of the Company’s named executive officers, is a non-discretionary item and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from you.

Discretionary Items. Proposal 2, the ratification of the appointment of the independent registered public accountants, is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions from you may vote on this proposal in their discretion. If your bank, broker or other nominee does not receive instructions from you and it chooses not to vote on a matter for which it has discretionary voting authority, this is referred to as a “broker non-vote”. Broker non-votes are not counted in determining the shares that are entitled to vote on any matter that may be presented at the Annual Meeting. Accordingly, as to Proposal 2, broker non-votes will have no effect on the outcome of the vote.

What Vote is Required to Approve Each Proposal?

Proposal 1: Elect Five Directors.

The five nominees for director who receive the most votes (also known as a “plurality” of the votes) will be elected. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors.

Proposal 2: Ratify Selection of Independent Registered Public Accountants.

The affirmative vote of a majority of the shares of Common Stock present, in person or by proxy at the Annual Meeting, and entitled to vote is required to ratify the selection of our independent registered public accountants. You may vote either FOR or AGAINST ratification, or you may ABSTAIN. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, the resulting broker non-votes will not be considered as entitled to be voted on this matter and will have no effect on the results of this vote. However, since a majority of shares of Common Stock present, in person or by proxy at the Annual Meeting, and entitled to vote is required to ratify the selection of our independent registered public accountants, shares that are voted to abstain will have the effect of a vote against ratification.

We are not required to obtain the approval of our stockholders to select our independent registered public accountants. However, if our stockholders do not ratify the selection of BDO USA, LLP as our independent registered public accountants for the fiscal year ending February 1, 2014 our Audit Committee will reconsider its selection.

Proposal 3: Approve a non-binding advisory resolution relating to the compensation of the Company’s named executive officers.

The affirmative vote of a majority of the shares of Common Stock present, in person or by proxy at the Annual Meeting, and entitled to vote is required to approve the non-binding advisory resolution relating to the compensation of the Company’s named executive officers. Because the stockholder vote on this proposal is advisory only, it will not be binding on the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding the compensation of the Company’s named executive officers as the Compensation Committee deems appropriate. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name with respect to the non-binding advisory resolution relating to the compensation of the Company’s named executive officers. Abstentions and broker non-votes will not affect the vote on this proposal.

Proposal 4: Consider a non-binding advisory resolution on the frequency (every one, two or three years) of the non-binding vote to approve the compensation of the Company’s named executive officers.

The non-binding advisory vote relating to the frequency of the non-binding stockholder vote to approve the compensation of the Company’s named executive officers will require stockholders to choose between a frequency of every one, two or three years or abstain from voting. The option of every one year, two years, or three years that receives the highest number of votes cast will be the option selected by stockholders. Because the stockholder vote on this proposal is advisory only, it will not be binding on the Company or the Board of Directors. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote to approve the compensation of the Company’s named executive officers as it deems appropriate. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name with respect to the frequency of the non-binding stockholder vote to approve the compensation of the Company’s named executive officers. Abstentions and broker non-votes will not affect the vote on this proposal.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We let only our Inspector of Election (a representative of American Stock Transfer & Trust Company, our transfer agent) examine these documents. We will, however, forward to management any written comments you make on the proxy card or elsewhere.

Where Can I Find the Voting Results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K that we expect to file within four business days of the Annual Meeting.

Who Pays the Costs of Soliciting These Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will reimburse them for their expenses.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our Common Stock as of the record date is necessary to constitute a quorum at the Annual Meeting. Votes of stockholders of record who are present at the Annual Meeting in person or by proxy, abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists.

On the record date, there were 32,789,615 shares of our Common Stock outstanding and entitled to vote. Thus, 16,394,808 shares of our Common Stock must be represented by proxy or by stockholders present at the Annual Meeting to have a quorum. If there is no quorum, the chairman of the Annual Meeting or holders of a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another time or date.

How do I Obtain an Electronic Copy of the 2012 Annual Report?

An electronic copy of our 2012 Annual Report is available through the Investor Relations section of our website at www.deliasinc.com. In addition, you can also find a copy of our 2012 Annual Report on the Internet through the Securities and Exchange Commission’s (the “SEC”) electronic data system at www.sec.gov.

INFORMATION ABOUT dELiA*s SECURITY OWNERSHIP

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of June 21, 2013 (other than as noted below) for (a) each of our current named executive officers, as defined in the Summary Compensation Table below, (b) each of our current directors, (c) all of our current directors and executive officers as a group, and (d) each stockholder known by us to own beneficially more than 5% of our Common Stock. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them based on information provided to us by such stockholders or on information contained in filings by them with the SEC. Percentage of ownership is based on 32,789,615 shares of Common Stock outstanding on June 21, 2013.

Except where indicated in the footnotes below, the address for each director and executive officer listed is: c/o dELiA*s, Inc., 50 West 23rd Street, New York, New York 10010.

	Common Shares Beneficially Owned
Name of Beneficial Owner	Number		Percentage (%)
Executive Officers and Directors:
Mario Ciampi	94,253	(1)	*
Carter S. Evans	211,073	(2)	*
Tracy Gardner	812,500	(3)	2.4%
Walter Killough	1,100,788	(4)	3.3%
Paul J. Raffin	193,404	(5)	*
Scott M. Rosen	199,273	(6)	*
Michael Zimmerman	3,106,055	(7)	9.5%
Marc G. Schuback	55,000	(8)	*
All current directors and executive officers as a group (10 persons)	6,153,072		18.0%
Five Percent Stockholders:
T2 Partners Management LP	3,361,275	(9)	10.3%
Prentice Capital Management	3,011,802	(10)	9.2%
Wells Fargo & Company	2,698,606	(11)	8.2%
North Run Capital LP	2,598,048	(12)	7.9%
Royce & Associates, LLC	2,140,055	(13)	6.5%

*	Less than 1%.
(1)	Includes 75,414 shares of restricted stock and 2,500 shares obtainable upon the exercise of options that are currently exercisable or would become exercisable within 60 days.
(2)	Includes 84,993 shares of restricted stock and 5,000 shares obtainable upon the exercise of options that are currently exercisable or would become exercisable within 60 days.
(3)	Includes 750,000 shares of restricted stock and 62,500 shares obtainable upon the exercise of options that are currently exercisable or would become exercisable within 60 days.
(4)	Includes 100,000 shares of restricted stock and 949,072 shares obtainable upon the exercise of options that are currently exercisable or would become exercisable within 60 days.
(5)	Includes 84,993 shares of restricted stock and 5,000 shares obtainable upon the exercise of options that are currently exercisable or would become exercisable within 60 days.
(6)	Includes 84,993 shares of restricted stock and 5,000 shares obtainable upon the exercise of options that are currently exercisable or would become exercisable within 60 days.
(7)	PRENDEL, LLC (“PRENDEL”) owns and has shared voting and dispositive power with respect to 3,011,802 shares. Prentice Capital Management, LP (“Prentice Capital”) serves as the investment manager of PRENDEL and has shared voting and dispositive power with respect to such shares. Mr. Zimmerman is the managing member of the general partner of Prentice Capital. As a result, Mr. Zimmerman may be deemed to control Prentice Capital and PRENDEL and therefore may be deemed to be the beneficial owner of the 3,011,802 shares of Common Stock owned by PRENDEL. Mr. Zimmerman disclaims beneficial ownership of the 3,011,802 shares of Common Stock except to the extent of his pecuniary interest therein. Includes 75,414 shares of restricted stock and 2,500 shares obtainable upon the exercise of options that are currently exercisable or would become exercisable within 60 days.

(8)	Shares obtainable upon the exercise of options that are currently exercisable or would become exercisable within 60 days.
(9)

Based on a Schedule 13G (Amendment No. 6) filed with the SEC on February 14, 2013, by T2 Partners Management, LP, T2 Partners Group, LLC, T2 Partners Management I, LLC, T2 Accredited Fund, LP, T2 Qualified Fund, LP, Tilson Offshore Fund, Ltd., Deerhaven Fund, LP (formerly T2 SPAC Fund, LP) and Tilson Focus Fund. According to the Schedule 13G, (1) T2 Partners Management, LP and T2 Partners Group, LLC have shared voting and dispositive power with respect to all such shares, (2) T2 Partners Management, LLC has shared voting and dispositive powers with respect to 2,323,621 of such shares, (3) T2 Accredited Fund, LP has shared voting and dispositive power with respect to 1,502,120 of such shares, (4) T2 Qualified Fund, LP has shared voting and dispositive power with respect to 409,558 of such shares, (5) Tilson Offshore Fund, Ltd. has shared voting and dispositive power with respect to 639,187 of such shares (6) Deerhaven Fund, LP has shared voting and dispositive power with respect to 411,493 of such shares, and (7) Tilson Focus Fund has shared voting and dispositive power with respect to 398,467 of such shares. The address of each of the above entities is 767 Fifth Avenue, 18thS Floor, New York, New York 10153.

(10)

Based on a Form 4 filed with the SEC on January 2, 2013 and a Schedule 13D/A filed with the SEC on September 15, 2011 by Prentice Capital. According to the Schedule 13D/A, PRENDEL owns and has shared voting and dispositive power with respect to such shares. Prentice Capital serves as the investment manager of PRENDEL and has shared voting and dispositive power with respect to such shares. Mr. Zimmerman is the managing member of the general partner of Prentice Capital and has shared voting and dispositive power with respect to such shares. As a result, Mr. Zimmerman may be deemed to control Prentice Capital and PRENDEL and therefore may be deemed to be the beneficial owner of the 3,011,802 shares of Common Stock owned by PRENDEL. Each of Prentice Capital and Mr. Zimmerman disclaim beneficial ownership of the 3,011,802 shares of Common Stock reported as owned by PRENDEL except to the extent of their pecuniary interest therein. In addition, Mario Ciampi, an employee of Prentice Capital, is a Director of dELiA*s, Inc. Prentice Capital may be deemed a director-by-deputization by reason of Mr. Zimmerman’s and Mr. Ciampi’s serving as directors of dELiA*s, Inc. The address of each of the above named individuals and entities is 33 Benedict Place, 2nd Floor, Greenwich, Connecticut 06830.

(11)	Based on a Schedule 13G (Amendment No. 5) filed with the SEC on March 29, 2013 by Wells Fargo & Company on behalf of itself and on behalf of the following subsidiaries: Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC, and Wells Fargo Advisors, LLC. According to this Schedule 13G, (i) Wells Fargo & Company has shared voting power with respect to all such shares and shared dispositive power with respect to 2,698,606 of such shares, (ii) Wells Capital Management Incorporated has shared voting power with respect to 749,072 of such shares and dispositive power with respect to 2,697,732 of such shares, and (iii) Wells Fargo Funds Management, LLC has shared voting and dispositive power with respect to 1,948,660 of such shares. The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104.
(12)	Based on a Schedule 13G (Amendment No. 2) jointly filed with the SEC on February 10, 2012 by North Run Advisors, LLC, a Delaware limited liability company (“North Run”), North Run GP, LP, a Delaware limited partnership (the “GP”), North Run Capital, LP, a Delaware limited partnership (the “Investment Manager”), Todd B. Hammer and Thomas B. Ellis. According to this Schedule 13G, each of the above named persons and entities have shared voting and dispositive power with respect to such shares. According to the Schedule 13G, Todd B. Hammer and Thomas B. Ellis are the principals and sole members of North Run and North Run is the general partner of both the GP and the Investment Manager. The address of each of the above individuals and entities is One International Place, Suite 2401, Boston, Massachusetts 02110.
(13)	Based on a Schedule 13G (Amendment No. 4) filed with the SEC on January 7, 2013. According to this Schedule 13G, Royce & Associates LLC, an investment adviser registered under the Investment Company Act of 1940, has sole voting and dispositive power with respect to such shares, and the interest of one account, Royce Opportunity Fund, an investment company registered under the Investment Company Act of 1940, which is managed by Royce & Associates LLC, amounted to 1,602,615 shares of Common Stock. The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151.

CORPORATE GOVERNANCE AND INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

The Board of Directors

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that our business is to be managed by, or under the direction of, our Board of Directors. Each member of our Board of Directors is elected at each annual meeting of stockholders to serve until the Company’s next annual meeting and until their respective successors have been duly elected and qualified. Our Board of Directors currently consists of seven members: Michael Zimmerman, Mario Ciampi, Carter S. Evans, Tracy Gardner, Walter Killough, Paul J. Raffin and Scott M. Rosen. Michael S. Goldgrub resigned as a member of the Board of Directors on March 6, 2013, on June 18, 2013, Mr. Evans informed the Company that he will not stand for re-election to our Board of Directors but he will serve out the remainder of his term which expires at the 2013 Annual Meeting and in light of the fact that Mr. Killough’s employment agreement expires August 2, 2013, Mr. Killough is not nominated for re-election to the Board of Directors.

Based upon a review by the Board of Directors of all relevant information, the Board of Directors has determined that each of Messrs. Evans, Ciampi, Raffin, Rosen and Zimmerman meets the requirements for independence under the rules of The Nasdaq Stock Market for board members and for members of the committees of the Board of Directors on which each serves.

Based upon the recommendation of the Corporate Governance and Nominating Committee of our Board of Directors, the Board approved the nomination of each of Messrs. Ciampi, Killough, Raffin, Rosen and Zimmerman and Ms. Gardner for election at the Annual Meeting until the Company’s 2014 Annual Meeting and until their respective successors have been duly elected and qualified.

Director Agreement

We entered into an agreement as of March 25, 2011 (the “Director Agreement”) with Michael Zimmerman, Mario Ciampi, Prendel, LLC (“Prendel”) and Prentice Capital Management, LLC (together with Michael Zimmerman, Mario Ciampi and Prendel, the “Zimmerman Group”), pursuant to which the Board of Directors increased the number of directors comprising the Board of Directors from five to seven, and appointed Messrs. Zimmerman and Ciampi to fill the vacancies created by the increase in the number of directors so created. The Board of Directors also named Mr. Zimmerman to serve as a member of the Nominating and Corporate Governance Committee and Mr. Ciampi to serve as a member of the Compensation Committee, in each case as long as he continues to be a member of the Board of Directors.

The Director Agreement also provides that the Nominating and Corporate Governance Committee would nominate each of Messrs. Zimmerman and Ciampi for election as directors at the Company’s 2011 Annual Meeting. The Zimmerman Group agreed to cause all shares of our Common Stock it owned either of record or beneficially to be present at the Company’s 2011 Annual Meeting for quorum purposes, and to vote those shares in favor of the then incumbent directors of the Company nominated for election as directors. Likewise, since the Nominating and Corporate Governance Committee nominated each of Messrs. Zimmerman and Ciampi as nominees for election at the 2012 Annual Meeting of Stockholders, the Zimmerman Group agreed to cause all shares of our Common Stock it owned either of record or beneficially to be present at the 2012 Annual Meeting of Stockholders for quorum purposes, and to vote those shares in favor of the incumbent directors of the Company nominated for election as directors.

Each member of the Zimmerman Group, and their affiliates and certain of their associates and other persons acting directly or indirectly on their behalf, have agreed for a specified period of time set forth in the Director Agreement, subject to certain exceptions, not to, among other things, (i) acquire beneficial ownership of our securities (ii) submit any shareholder proposal or any notice of nomination or other business to be conducted at a stockholder meeting, or oppose the directors nominated by the Board, (iii) form a voting trust or enter into a voting agreement or pooling arrangement with respect to our common stock, (iv) solicit proxies or written consents of stockholders or otherwise participate in any proxy solicitation with respect to us, (v) call a special meeting of stockholders or otherwise seek to control or influence our governance or policies, (vi) seek, offer or propose to effect any acquisition or sale, business combination or extraordinary transaction involving any of our material assets or businesses, or (vii) publicly disparage any member of our Board of Directors or management.

The members of the Zimmerman Group, however, may acquire, from time to time, additional shares of our Common Stock as long as the number of shares of our Common Stock beneficially owned by the Zimmerman Group would not exceed 14.0% of the aggregate outstanding number of shares of our Common Stock.

Current Directors and Nominees

The names of our current directors and director nominees and certain information about them, including their positions on standing committees of the Board of Directors, are set forth below:

Name	Age	Position
Tracy Gardner (1)	49	Chief Executive Officer and Director
Walter Killough (2)	58	Chief Operating Officer and Director
Michael Zimmerman (3)	43	Chairman and Director
Mario Ciampi (4)	53	Director
Carter S. Evans (5)	63	Director
Paul J. Raffin (6)	59	Director
Scott M. Rosen (7)	55	Director

(1)	Joined the Company and the Board on May 1, 2013 as Chief Creative Officer and a Director. Effective June 5, 2013, Ms. Gardner became the Company’s Chief Executive Officer and no longer holds the title of Chief Creative Officer.
(2)	Effective June 5, 2013, Mr. Killough became the Company’s Chief Operating Officer and no longer holds the title of Chief Executive Officer.
(3)	Member of the Compensation Committee and Corporate Governance and Nominating Committee.
(4)	Chairman of the Compensation Committee and member of the Audit Committee.
(5)	Chairman of the Audit Committee and member of the Corporate Governance and Nominating Committee.
(6)	Member of the Compensation Committee and Corporate Governance and Nominating Committee.
(7)	Chairman of the Corporate Governance and Nominating Committee and member of the Audit Committee and.

The following is a brief summary of the background of each of our current directors:

Tracy Gardner has served as our Chief Executive Officer since June 5, 2013 and from May 1, 2013 to June 4, 2013 served as our Chief Creative Officer. She has served as a director since May 1, 2013. From July 2010 to April 2013, Ms. Gardner worked in various consulting capacities most recently serving as Creative Advisor to Gap Inc. from January 2012 to April 2013. From 2007 to 2010, Ms. Gardner served as President—Retail and Direct of J.Crew and from 2004 to 2007 she served as Executive Vice President, Merchandising, Planning & Production of J.Crew. Prior to joining J.Crew, Ms. Gardner held various positions at Gap Inc., including Senior Vice President of Adult Merchandising for the Gap brand from 2002 to 2004, Vice President of Women’s Merchandising for the Banana Republic division from 2001 to 2002, Vice President of Men’s Merchandising for the Banana Republic division from 1999 to 2001 and Divisional Merchandising Manager of Men’s Wovens for the Banana Republic division from 1998 to 1999. Ms. Gardner brings over 25 years of experience in developing and growing brands with multi-channel platforms to the Board as well as extensive merchandising experience as a result of her years serving in high level, merchandising positions at J.Crew and Gap Inc.

Walter Killough has served as our Chief Operating Officer since June 5, 2013 and previously was our Chief Executive Officer since May 14, 2010. He has served as a director since December 2005. Mr. Killough was our Chief Operating Officer from December 2005 until May 14, 2010. Mr. Killough joined Alloy, Inc. in March 2003 as a consultant, and served as the Chief Operating Officer of its Retail and Direct Consumer Division from

October 2003 until December 2005. Prior to joining Alloy, Inc., Mr. Killough was at J.Crew Group, Inc. for 14 years. He was appointed its Chief Operating Officer in 2001, and prior to that served as an executive vice president. As its Chief Operating Officer, he was responsible for all sourcing, catalog circulation and production, warehouse and distribution, retail and direct planning and logistics. Mr. Killough has unique knowledge of the Company and its operations, having served as our Chief Operating Officer since the Spinoff and more recently as our Chief Executive Officer. His insight and understanding of our businesses is invaluable to the Board in evaluating and directing the Company’s present and future operations. He also has had significant experience in senior operational and leadership positions at J.Crew Group, Inc. which, like the Company, had both a direct to consumer business and retail store business.

Michael Zimmerman has served as a director since March 2011. He was appointed as Chairman in May 2013. He founded Prentice Capital Management, LP, a New York-based private investment firm, in May 2005 and has been its Chief Executive Officer and managing partner since its inception. From 2000 to 2005, he managed investments in the retail and consumer sector for S.A.C. Capital Management. Mr. Zimmerman also serves as a director of Kid Brands, Inc., a wholesaler of infant and juvenile branded products, and previously served on the board of directors of The Wet Seal, Inc., a national specialty retailer of contemporary apparel and accessory items, both publicly traded companies. Mr. Zimmerman brings investor/shareholder experience to the Board as a result of serving as Chief Executive Officer of Prentice Capital Management and substantial experience in investing in retail/consumer companies. He also brings valuable experience as a director of two public companies, Kid Brands, Inc. and formerly, The Wet Seal, Inc.

Mario Ciampi has served as a director since March 2011. He is currently a managing partner, private investments of Prentice Capital Management, LP, a private investment firm, a position he has held since January 2007. From October 2004 to May 2006, he served as President of Disney Store – North America, a division of The Children’s Place Retail Stores, Inc., a specialty retailer of children’s merchandise. He also served in various capacities for The Children’s Place, most recently as Senior Vice President – Operations from May 1996 to September 2004. Mr. Ciampi also serves as a director of Kid Brands, Inc., a wholesaler of infant and juvenile branded products and has previously served as a director of Bluefly, Inc., an Internet retailer of discounted designer apparel and accessories and home products both of which are public companies. Mr. Ciampi also serves as a director of the following private companies, Le Pain Quotdien, Blueport Commerce, Millennium Entertainment and It’s Sugar. He is also a member of the advisory boards of Oakley Retail and DJM Asset Management. Mr. Ciampi brings substantial senior executive retail experience to the Board as a result of serving as President of the Disney Store. He also brings valuable experience as a director of publicly traded and private companies.

Carter S. Evans has served as a director since February 2006 and was appointed our Chairman in July 2008 and resigned as Chairman in May 2013. He is currently a Managing Director with Alvarez & Marsal, LLC, a New York-based provider of specialized debtor management and advisory services, a position he has held since January 1995. Prior to joining Alvarez & Marsal, he has over 20 years experience in workouts and turnarounds serving in various capacities at Chemical Bank and later Lehman Brothers. He commenced his career at Price Waterhouse & Co. He has previously served on the Boards of Timex Group B.V., Pratt-Read Corp. and the successor to US Financial. During his career, Mr. Evans has served as President of the Arrow Shirt Company and Arrow International (both part of Cluett American Group). He was also actively involved in numerous restructurings, including those of Chrysler, International Harvester, Federated Department Stores, Allied Stores and General Homes. Mr. Evans brings to the Board of Directors substantial experience advising various types of businesses, including retail businesses, in the management advisory, workout and turnaround areas while at Alvarez & Marsal, Lehman Brothers and Chemical Bank. He also has prior financial experience as an auditor at Price Waterhouse & Co. and has served as the Chief Financial Officer of Bridge Information Systems, Inc. and the President of Physician Computer Network, Inc. both while at Alvarez & Marsal. Mr. Evans has served as a director of several public and private companies including Pratt-Read Corp., Timex Group BV and Duckwall Alco Stores. He served as Chairman of Duckwall Alco Stores and at Timex BV he served on the Audit, Corporate Governance and Compensation (Chairman) Committees.

Paul J. Raffin has served as a director since November 2007. Currently, Mr. Raffin is the Group President for Mens, Kids and Entertainment Licensing at LFUSA, the U.S. Division of Li & Fung since January 2012. From December 2009 through December 2011, Mr. Raffin was the President and Chief Executive Officer of DZ Holdings, Inc., a global company with headquarters in Shanghai, China providing supply chain management services and product and branding services. From January 2008 through November 2009, Mr. Raffin was the Global Group Chief Executive Officer of Frette Inc., a provider of luxury linens. From February 2007 to January 2008, Mr. Raffin served as Chief Executive Officer of Frette North America. From December 1997 to January 2007, he served in various positions at Limited Brands, Inc., most recently as President of the Express, Inc. division. Prior thereto, he was President, Mail Order of J.Crew Group, Inc.; President of Gant, a division of Crystal Brands; and President of the Colours and Coloursport Division of Colours by Alexander Julian. Mr. Raffin previously served as a director of The Bombay Company, Inc., which was a retailer of home furnishings. Mr. Raffin has substantial experience in the retail and apparel businesses both domestically and internationally as a result of his senior leadership positions at Frette Inc., the Express Division of Limited Stores, Inc. and J.Crew Group, Inc., as well as public company board experience, having previously served on the Board of Directors of The Bombay Company, Inc.

Scott M. Rosen has been a director since December 2005. Mr. Rosen has served as Chief Operating Officer of Equinox Holdings, Inc., a New York-based operator of upscale fitness clubs, since January 2005. Before that, Mr. Rosen was Executive Vice President and Chief Financial Officer of Equinox Holdings, Inc., which he joined in September 2003. Prior to joining Equinox, Mr. Rosen was most recently Executive Vice President/Chief Financial Officer of J.Crew Group, Inc. where he worked from 1994 to September 2003. Prior to joining J. Crew, Mr. Rosen was Vice President and Divisional Controller for the Women’s Sportswear Group division of Liz Claiborne, Inc. Mr. Rosen is a non-practicing certified public accountant. Mr. Rosen brings to his duties as a director substantial financial experience as a result of his senior financial leadership positions as Executive Vice President and Chief Financial Officer of Equinox Holdings, Chief Financial Officer of J.Crew Group, Inc., and Vice President and Divisional Controller for the Women’s Sportswear Group division of Liz Claiborne, Inc. Mr. Rosen also has senior leadership and operational experience as a result of his current position as Chief Operating Officer of Equinox Holdings.

Committees of the Board of Directors and Meetings

Meeting Attendance. During the fiscal year ended February 2, 2013, there were thirteen meetings of our Board of Directors. Each director was in attendance, either in person or via telephone, at 88% or more of the total number of meetings of the Board and of committees of the Board on which he served during the fiscal year ended February 2, 2013. The Board has adopted a policy under which each member of the Board is strongly encouraged to attend each annual meeting of our stockholders. All of the members of our Board of Directors who were directors at the time of the 2012 annual meeting of stockholders and who are standing for election attended our 2012 annual meeting of stockholders.

Audit Committee. Our Audit Committee met nine times during the fiscal year ended February 2, 2013. This committee currently has three members, Carter S. Evans (Chairman), Scott M. Rosen and Mario Ciampi. Based upon a review by the Board of Directors of all relevant information, the Board of Directors has determined that Mr. Rosen qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC. Our Audit Committee reviews, acts on and reports to the Board of Directors with respect to the integrity of our financial statements and the financial reporting process and various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. The Audit Committee operates pursuant to a written charter, which was adopted December 5, 2005. The Audit Committee charter is publicly available on our website at www.deliasinc.com in the corporate governance section of our investor relations pages.

Compensation Committee. Our Compensation Committee met four times during the fiscal year ended February 2, 2013. This committee currently has three members, Mario Ciampi (Chairman), Paul Raffin and

Michael Zimmerman. Our Compensation Committee is authorized to annually review and make recommendations to the Board of Directors with respect to the compensation of directors, executive officers and other key employees and approve and administer our cash incentive, employee benefit and stock incentive plans, including the dELiA*s, Inc. Amended and Restated 2005 Stock Incentive Plan (the “2005 Plan”). The Compensation Committee may designate one or more subcommittees, consisting of one or more members of the Compensation Committee, to exercise the powers and authority of the Compensation Committee. The Board of Directors adopted a Compensation Committee charter on December 5, 2005. The Compensation Committee charter is publicly available on our website at www.deliasinc.com in the corporate governance section of our investor relations pages.

Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee held five meetings during the fiscal year ended February 2, 2013. Our Corporate Governance and Nominating Committee is currently comprised of Scott M. Rosen (Chairman), Carter S. Evans, Paul J. Raffin and Michael Zimmerman. The Corporate Governance and Nominating Committee operates pursuant to a written charter adopted on December 5, 2005. The Corporate Governance and Nominating Committee charter is publicly available on our website at www.deliasinc.com in the corporate governance section of our investor relations pages.

The Corporate Governance and Nominating Committee is responsible for, among other things, (1) reviewing the appropriate size, function and needs of the Board, (2) developing the Board’s policy regarding tenure and retirement of directors, (3) establishing criteria for evaluating and selecting new members of the Board, subject to Board approval thereof, (4) identifying and recommending to the Board for approval individuals qualified to become members of the Board, consistent with criteria established by the Committee and the Board, (5) overseeing the evaluation of management and the Board, and (6) monitoring and making recommendations to the Board on matters relating to corporate governance.

The Corporate Governance and Nominating Committee may consider all factors it deems relevant in assessing potential candidates, such as a candidate’s integrity and judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of stockholders. The Corporate Governance and Nominating Committee does not assign specific weights to particular criteria and no particular factor is necessarily applicable to all prospective nominees. The Corporate Governance and Nominating Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. While the Corporate Governance and Nominating Committee does not have a formal diversity policy with respect to director nominations, as noted above, it considers diversity, which it defines broadly to include an appropriate combination of business and professional skill, experience, viewpoint and the other items noted above, as well as traditional diversity concepts such as race, as one of a number of factors it considers to indentify qualified nominees for director.

If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2013 Annual Meeting of Stockholders using the procedures set forth in our Amended and Restated Bylaws, it must follow the procedures described therein under the section entitled “Certain Matters Pertaining to Stockholder Business and Nominations”. To be timely, a stockholder’s notice nominating a candidate for election to the Board of Directors at an annual meeting must be delivered to our Secretary at our principal executive offices not later than the close of business on the 45th day nor earlier than the close of business on the 75th day prior to the first anniversary of the preceding year’s mailing date for stockholder proxy materials. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the date of the annual meeting in the preceding year, or if an annual meeting was not held in the preceding year, notice by the stockholder to be timely must be delivered by the later of (a) the close of business on the 90th day prior to the date of such stockholders’ meeting or (b) the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us. A stockholder’s notice must contain the information set forth in the Amended and Restated Bylaws under the section entitled “Certain Matters Pertaining to Stockholder Business and Nominations”.

In general, the Corporate Governance and Nominating Committee will consider all recommendations submitted by stockholders in the same manner and under the same process as any other recommendations submitted from other sources, including current directors, officers and employees, following which it will select candidates to be recommended for nomination to the Board according to the requirements and qualification criteria established by the Corporate Governance and Nominating Committee. However, the Corporate Governance and Nominating Committee is under no obligation to recommend any particular candidate for nomination other than Ms. Gardner under her employment agreement described in the Company’s Current Report on Form 8-K filed with the SEC on May 7, 2013.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure. Our Board of Directors has a general policy that the positions of the Chairman and Chief Executive Officer should be held by separate persons. However, this general policy serves as part of a flexible framework within which the Board may conduct its business, and is not a binding legal obligation. Our Board believes that it should have the flexibility to make its determination as to whether these positions should be held by separate persons or one person at any given point in time in the way that it believes best to provide appropriate leadership for us at that time.

The Board of Directors has established a structure whereby our Chairman position is a non-executive position held by an independent director, Michael Zimmerman. The Board has continued this separation, as it currently believes that having a Chairman independent of management helps ensure critical advice, independent thinking and independent oversight as we continue to implement our strategic plans, and allows our Chief Executive Officer to more closely focus on our day-to-day business. Our Chairman’s primary responsibilities are to preside at meetings of the Board and of the non-management and independent Board members, serve as the principal liaison between our Chief Executive Officer and management, on the one hand, and the Board, on the other hand, and provide not only our other directors, but also our stockholders with an independent leadership contact. The Board of Directors recognizes that there could be circumstances in the future that would lead it to combine the positions of Chairman of the Board and Chief Executive Officer.

Board of Directors’ Role in Risk Oversight. Our Board of Director’s role in risk management is primarily one of oversight with the day-to-day responsibility for risk management implemented by our management team. At regularly scheduled meetings, the Board receives management updates on our business operations, financial results and strategy and discusses risks related to the business. In carrying out its risk oversight function, our Board of Directors has three standing committees: Audit, Compensation and Corporate Governance and Nominating, each of which is responsible for risk oversight within that committee’s area of responsibility.

As part of its responsibilities, the Audit Committee oversees our financial policies, including financial risk management. The Audit Committee assists our Board in its oversight of risk management by discussing with management, particularly the Chief Financial Officer, our guidelines and policies regarding financial and enterprise risk management and risk appetite, including major risk exposures and the steps management has taken to monitor and control risk exposures. The Audit Committee also annually receives and considers a report from Grant Thornton LLP, our outsourced internal auditors, regarding the Company’s internal controls over financial reporting, as well as a risk assessment and plan jointly prepared by Grant Thornton and management. The Audit Committee discusses these items with Grant Thornton, BDO USA, LLP and Company management.

Each of the other committees of our Board of Directors considers risks within its areas of responsibility as follows. The Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices in connection with structuring our executive compensation programs and reviewing our incentive compensation programs for other employees and has reviewed with management whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on the Company. The Compensation Committee has concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Corporate Governance and Nominating Committee considers risks relating to board membership and corporate governance.

Codes of Business Conduct and Ethics

We have adopted a Code of Business Conduct, applicable to all employees, as well as a Code of Ethics for Principal Executive Officers and Senior Financial Officers within the meaning of Item 406(b) of Regulation S-K. This Code of Ethics applies to our principal executive officer, principal financial officer, principal accounting officer and others performing similar functions. The Code of Business Conduct and the Code of Ethics each are publicly available on our website at www.deliasinc.com in the corporate governance section of our investor relations pages.

Communicating with Our Directors

We have adopted a policy regarding stockholder communications with directors. Pursuant to that policy, stockholders who wish to communicate with the Board of Directors as a whole, with any committee of the Board of Directors, with the non-management members of the Board of Directors as a group or with specified non-management directors should do so by sending any communication to dELiA*s, Inc. Board of Directors, c/o Corporate Secretary, 50 West 23rd Street, New York, NY 10010, or by sending an email to legal@deliasinc.com.

Any such communication should state the name and address of, and the number of shares beneficially owned by, the stockholder making the communication. Such communication will be forwarded to the full Board of Directors, a Board committee, the non-management directors or to any individual non-management director or directors, in each case to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, or is not related to the duties and responsibilities of the Board of Directors, in which case the communication may be discarded or appropriate legal action may be taken regarding the communication.

Compensation of Directors

Director compensation consists principally of cash, an award of options to purchase shares of our Common Stock and awards of shares of restricted stock. The Company’s non-employee directors received the following amounts of compensation for our fiscal year ended February 2, 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Total ($)
Carter S. Evans	76,000	50,000	—	126,000
Paul J. Raffin	46,000	50,000	—	96,000
Scott M. Rosen	61,000	50,000	—	111,000
Gene Washington (4)	27,000	—	—	27,000
Mario Ciampi	50,000	50,000	—	100,000
Michael Zimmerman	47,000	50,000	—	97,000
Michael S. Goldgrub (5)	18,000	50,000	5,000	73,000

(1)	The amounts shown in this column reflect the grant date fair value of the stock awards and option awards pursuant to the provisions of the Financial Accounting Standards Board Accounting Standards Codification Topic 718. See footnote 8 to our audited financial statements beginning on page F-17 of our 2012 Annual Report.

(2)	Each of Messrs. Evans, Raffin, Rosen, Ciampi, Zimmerman and Goldgrub were awarded 42,735 shares of restricted stock in January 2013. The restrictions on these shares lapse equally on each of the first three anniversaries of the grant date. The aggregate number of shares of restricted stock outstanding at February 2, 2013 is as follows for each of the following non-employee directors: 84,993 for Mr. Evans; 84,993 for Mr. Raffin; 84,993 for Mr. Rosen; 0 for Mr. Washington; 75,414 for Mr. Ciampi; 75,414 for Mr. Zimmerman; and 0 for Mr. Goldgrub.
(3)	Each of the named directors was granted options to purchase 5,000 shares of Common Stock upon commencement of service on the Board of Directors. The options vest in equal annual installments on each of the first four anniversaries of the date of grant and expire on the tenth anniversary of the date of grant. As of February 2, 2013, options to purchase 5,000 shares of Common Stock were vested with respect to each of Messrs. Evans, Rosen and Raffin, options to purchase 2,500 shares of common stock were vested with respect to Messrs. Ciampi and Zimmerman and no options to purchase shares of common stock were outstanding with respect to Mr. Washington.
(4)	Mr. Washington did not stand for reelection at the Company’s 2012 Annual Meeting of Stockholders.
(5)	Mr. Goldgrub resigned from the Company’s Board of Directors effective March 6, 2013.

Equity Compensation

Upon their commencement of service, non-employee directors each receive a grant of options to purchase 5,000 shares of our Common Stock under the 2005 Plan. These options vest equally on each of the first four anniversaries of the grant date, provided that the optionee is still a non-employee director at the opening of business on each such date. Options granted to these directors entitle them to purchase shares of our Common Stock at an exercise price equal to the fair market value of such shares on the date of grant.

For each subsequent year of service, each non-employee director will receive, without cost to such director, the number of shares of our Common Stock that could be purchased for $50,000 at the closing price of such Common Stock on the trading date immediately preceding the award of such shares. These restricted stock shares will be issued pursuant to one or more of our existing stock incentive plans, as such plans may be amended from time to time. These shares will be subject to lapsing rights of repurchase on our part under the applicable plan documents, which repurchase right will entitle us to repurchase the shares for $0.001 per share and which rights will lapse equally on each of the first three anniversaries of the grant date. Such shares will also be subject to the terms and conditions of the plan under which they are awarded and the execution and delivery of restricted stock agreements relating to such shares. The grant date for these restricted stock awards is the first business day of each calendar year. Accordingly, in fiscal 2012, each of Messrs. Ciampi, Evans, Goldgrub, Raffin, Rosen and Zimmerman received an award of 42,735 restricted shares on January 2, 2013.

Cash Compensation

Each non-employee director receives an annual retainer of $24,000, payable in equal quarterly installments, and a fee of $1,000 for each meeting of the Board of Directors he attends in person or by telephone. Each non-employee director also receives an annual retainer of $8,000, payable in equal quarterly installments, for each committee on which such director serves, and an additional $6,000 annual retainer, payable in equal quarterly installments, for each committee of which such director serves as the chairman. In addition, the non-employee Chairman receives an annual retainer of $15,000, payable in equal quarterly installments for serving as Chairman. Starting with fiscal 2013, the above-mentioned retainers shall be paid fifty percent (50%) in cash and fifty percent (50%) in our Common Stock.

Directors who are also our employees do not receive any fees or other compensation for service on our Board of Directors or its committees. We reimburse all directors for reasonable out-of-pocket expenses incurred in attending board or committee meetings.

EXECUTIVE COMPENSATION

Summary Compensation Table

The information under this heading summarizes the compensation awarded, paid to or earned during our last fiscal year by our Chief Executive Officer and certain other of our executive officers who were serving executive officers at the end of the last completed fiscal year, whom we collectively refer to as our “named executive officers,” for services rendered to the Company during the fiscal years ended February 2, 2013 and January 28, 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option and Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Walter Killough	2012	535,096	—		33,200	—		6,593	(3)	574,889
Former Chief Executive Officer (2)	2011	525,000	—		—	—		3,534	(3)	528,534
Dyan Jozwick (4)	2012	522,309			33,200	100,000	(5)	1,585	(3)	657,094
Former President, dELiA*s Brand	2011	301,923	—		234,167	100,000	(5)	155,605	(6)	791,695
Marc G. Schuback	2012	321,494	—		19,920	—		7,879	(3)	349,293
Senior Vice President, General Counsel and Secretary	2011	303,040	22,000	(7)	7,758	—		4,357	(3)	337,155

(1)	The amount shown in this column represents the grant date fair value of option awards as determined pursuant to ASC 718. A discussion of the assumptions used in calculating these values may be found in footnote 8 to our audited consolidated financial statements beginning on page F-17 of our Annual Report on Form 10-K for the fiscal year ended February 2, 2013.
(2)	Effective June 5, 2013, Ms. Tracy Gardner was appointed Chief Executive Officer and Mr. Killough was appointed Chief Operating Officer. From May 14, 2010 to June 4, 2013, Mr. Killough served as our Chief Executive Officer. Mr. Killough served as our Chief Operating Officer during fiscal 2009 and until his appointment as our Chief Executive Officer.
(3)	Represents the amount of the Company match pursuant to the Company’s 401(K) plan.
(4)	Ms. Jozwick’s employment with the Company commenced June 16, 2011 and ended March 27, 2013.
(5)	Represents the portion of Ms. Jozwick’s guaranteed annual incentive award payable in 2011 and 2012 as specified in her employment agreement.
(6)	Represents (a) $146,709 for consulting fees and expense reimbursement while Ms. Jozwick provided consulting services to the Company prior to her becoming the President of the Company’s dELiA*s brand and (b) $8,896 for a housing/living allowance and airfare between New York and California to assist with Ms. Jozwick’s relocation pursuant to the terms of her employment agreement.
(7)	Represents discretionary bonus awarded in consideration of performance in fiscal 2010.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

On December 2, 2008, the Company entered into an employment agreement (the “Killough Agreement”) with Walter Killough, our current Chief Executive Officer and former Chief Operating Officer, which replaced an agreement with Mr. Killough previously in effect. The Killough Agreement was for a four-year term expiring December 2, 2012 (subject to earlier termination as provided in the Killough Agreement), renewing automatically at the end of such four year term for successive one-year terms unless terminated by either party. Mr. Killough will receive a base salary of not less than $400,000, subject to annual review by the Compensation Committee of the Board of Directors. Mr. Killough is entitled to participate in the Company’s Management Incentive Plan (which established a bonus plan for the payment to the named executive officers and certain other of our employees of cash bonus awards based upon the achievement of specified Earnings Before Interest, Taxes, Depreciation and Amortization levels) each year during the term of his employment, subject to the terms and conditions of that plan governing eligibility and participation, with a target annual incentive award opportunity of not less than 60% of his base salary, subject to annual review. Mr. Killough is eligible to receive stock incentive awards under the 2005 Plan and other benefits as are made available to the Company’s employees generally. Pursuant to the terms of the Killough Agreement, on December 2, 2008, Mr. Killough received an initial grant of options to purchase 182,500 shares of Common Stock. These options have an exercise price per share of $2.13 and vest in four equal annual installments commencing on the first anniversary of the date of the Killough Agreement and continuing thereafter on the next three succeeding anniversary dates of the Killough Agreement.

On June 17, 2010, the Company and Mr. Killough entered into an amendment to the Killough Agreement (the “Amendment”) in connection with his appointment as Chief Executive Officer. The Amendment provided, among other things, (a) an extension of Mr. Killough’s term of employment from December 2, 2012 to June 2, 2013, (b) an increase in Mr. Killough’s base salary from $400,000 to $525,000 per annum and (c) an increase in Mr. Killough’s target annual incentive award under the Company’s Management Incentive Plan from no less than 60% of his base salary to no less than 90% of his base salary contingent upon achieving Earnings Before Interest, Taxes, Depreciation and Amortization or other targets approved annually by the Company’s Board of Directors.

During the term of the Killough Agreement, the Company will nominate Mr. Killough to serve as a member of the Board at each annual meeting of stockholders. Upon the termination of Mr. Killough’s employment, he will be deemed to have resigned from the Board and the Board of any subsidiary of the Company if he is then currently serving on the Board or the Board of any subsidiary.

If the Killough Agreement is terminated for Cause (as defined in the Killough Agreement), Mr. Killough will be entitled to receive (i) his base salary through the date of termination; (ii) the right to exercise all outstanding vested stock options that are vested as of the date of termination during the 30-day period following such date and all unvested stock options will be forfeited and cancelled; and (iii) additional benefits to the extent then due or earned. If the Killough Agreement is terminated without Cause or is constructively terminated (as defined in the Killough Agreement), Mr. Killough will be entitled to receive (a) his base salary through the date of termination; (b) his base salary for a period of 12 months following the date of termination; (c) a lump sum payment equal to his target bonus under the Company’s Management Incentive plan within 30 days of the date of termination; (d) the vesting of all unvested options as of the date of termination and the right to exercise all outstanding stock options that are vested as of the date of termination during the one year period following such date, or for the remainder of the exercise period, if less; (e) continued participation in the company’s medical and dental benefit plans during the 12 month period following the date of termination; and (f) additional benefits to the extent then due or earned. If the Killough Agreement is terminated without cause within one year following a Change of Control (as defined below), or if within one year following a Change of Control Mr. Killough terminates his employment due to (x) a material reduction in his title, duties or responsibilities, (y) a decrease in Mr. Killough’s annual base salary or target annual incentive award opportunity, or (z) failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, the Killough Agreement, Mr. Killough will be entitled to receive (1) his base salary through the date of termination; (2) his base salary for a period of 18 months following the date of termination; (3) a lump sum payment equal to his target bonus under the Company’s Management Incentive Plan within 30 days of the date of termination; (4) the vesting of all unvested options as of the date of termination and the right to exercise all outstanding stock options that are vested as of the date of termination during the one-year period following such date, or for the remainder of the exercise period, if less; (5) continued participation in the Company’s medical and dental benefit plans during the 18-month period following the date of termination; and (6) additional benefits to the extent then due or earned. A “Change of Control” will be considered to have occurred under the Killough Agreement as of the first day that any one or more of the following conditions is satisfied:

•	any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company, any subsidiary of the Company, Mr. Killough, or any person controlled by any of them

(each, a “Killough Affiliated Entity”), becomes the “beneficial owner”(as that term is defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors;

•

any one of the following occurs: (A) any merger or consolidation of the Company with or into another entity (other than a Killough Affiliated Entity), except a merger or consolidation (x) in which persons who were stockholders of the Company immediately prior to the merger or consolidation own, immediately thereafter, directly or indirectly, more than 20% of the combined voting power ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors of the continuing or surviving entity or (y) in which the directors of the Company immediately prior to such merger or consolidation would, immediately thereafter, constitute at least a majority of the directors of the continuing or surviving entity; (B) any sale, exchange, lease, transfer or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Company on a consolidated basis to any person or group other than a Killough Affiliated Entity; or (C) any complete liquidation or dissolution of the Company; or

•

individuals who, during any period of 12 consecutive months, are members of the Board of Directors of the Company at the beginning of such period (the “Existing Directors”), cease, for any reason, to constitute a majority of the number of directors of the Company as determined in the manner prescribed in the Company’s certificate of incorporation and bylaws; provided, that if the election or nomination for election of any new director was approved by a vote of at least 50% of the Existing Directors, such new director shall be considered an Existing Director.

The Killough Agreement also contains customary confidentiality provisions, as well as non-competition and non-solicitation provisions that extend for a minimum of one-year following termination of Mr. Killough’s employment with the Company.

On January 7, 2013, the Company and Mr. Killough entered into an amendment to the Killough Agreement which provides:

•	Mr. Killough and the Company mutually agreed that the term of employment under the Employment Agreement will not be extended and will end on the last day of the Transition Period (as defined below);

•

Mr. Killough will continue to serve as the Company’s Chief Executive Officer, provide transition services and perform such other duties and responsibilities as reasonably assigned by the Company’s Board of Directors until April 1, 2013 or such earlier date as determined by the Company’s Board of Directors (the “Transition Period”);

•

In lieu of all other payments under the Employment Agreement, Mr. Killough’s base salary shall continue to be paid from the end of the Transition Period until August 2, 2013 in accordance with the terms of the Employment Agreement;

•

If for the entire Transition Period Mr. Killough serves as the Company’s Chief Executive Officer, provides transition services and performs such other duties and responsibilities reasonably assigned by the Company’s Board of Directors, Mr. Killough will be paid an amount equal to $100,000 on the earlier of (a) the next regularly scheduled Company pay date after the end of the termination Period and (b) April 12, 2013;

•

Mr. Killough and the Company may mutually agree in writing to extend the Transition Period and if so mutually agreed, Mr. Killough will be paid an amount, in addition to the amounts to which he may be entitled under immediately preceding item, equal to $12,500 per calendar week; and

•

At the end of the Transition Period, Mr. Killough will resign as the Company’s Chief Executive Officer and, upon request of the company’s Board of Directors, Mr. Killough will resign as a member of the Company’s Board of Directors.

On March 27, 2013 the Company and Mr. Killough entered into a further amendment to the Killough Agreement which provides that that Transition Period shall be extended on a month-to-month basis until terminated by either party.

On May 1, 2013, the Company and Mr. Killough entered into a further amendment to the Killough Agreement, pursuant to which, among other things, (a) Mr. Killough and the Company mutually agreed that Mr. Killough would continue to serve the Company as its Chief Executive Officer until August 2, 2013; (b) Mr. Killough’s base salary will continue to be paid until August 2, 2013 in accordance with the terms of the CEO Employment Agreement; (c) Mr. Killough received a grant of 200,000 stock options, which stock options vest in four equal, annual installments, beginning on May 1, 2014; (d) Mr. Killough received a restricted stock grant of 100,000 shares of the Company’s common stock, the restrictions on which lapse in four equal, annual installments beginning on May 1, 2014; (e) if Mr. Killough voluntarily terminates his employment with the Company on August 2, 2013, then (1) he is entitled to receive his base salary for the three month period commencing August 3, 2013; (2) 50,000 stock options will vest as of August 2, 2013 with the right to exercise such stock options for the one year period commencing August 2, 2013 and all other unvested options will be cancelled; and (3) as of August 2, 2013, all shares of restricted stock will be cancelled; provided that if Mr. Killough voluntarily terminates his employment with the Company prior to August 2, 2013, he shall not be entitled to any of (1), (2) or (3) above; and (f) if the Company involuntarily terminates Mr. Killough’s employment with the Company on or before August 2, 2013, then (i) he is entitled to receive his base salary for the six month period commencing August 3, 2013; (ii) 100,000 stock options will vest as of August 2, 2013 with the right to exercise such stock options for the one year period commencing August 2, 2013 and other unvested options will be cancelled; and (3) as of the termination date, all shares of restricted stock will be cancelled.

On May 30, 2013, the Company and Mr. Killough entered into an amendment to his employment agreement solely to reflect the change in title from Chief Executive Officer to Chief Operating Officer.

On June 16, 2011, the Company entered into an employment agreement with Dyan Jozwick, our former President of the Company’s dELiA*s Brand (Retail and Direct), for a three-year term, renewing automatically for successive one-year terms unless terminated by either party (the “Jozwick Agreement”). Ms. Jozwick was entitled to receive a base salary of not less than $500,000, which was subject to annual review. Ms. Jozwick participated in the Company’s Management Incentive Plan each year during the term of her employment with a target annual incentive award opportunity of not less than 60% of her base salary. The minimum amount of the annual incentive award payable to Ms. Jozwick under the Management Incentive Plan for the Company’s fiscal year ended January 28, 2012 was $200,000, 50% of which was paid in June 2011 and the remaining 50% of which was paid in April 2012. Ms. Jozwick was eligible to receive stock incentive awards under the 2005 Plan. Ms. Jozwick was also entitled to receive the various benefits offered by us from time to time to our employees. In addition, Ms. Jozwick was entitled to the following through July 31, 2011 to assist with a relocation from California to New York, (a) $6,000 per month housing/living allowance and (b) up to four round trip coach class flights per month between New York and California. Ms. Jozwick received an initial option grant to purchase 300,000 shares of Common Stock of which 100,000 shares of Common Stock vested on June 17, 2011 and the remaining 200,000 shares of Common Stock vest in four equal annual installments commencing on June 17, 2012. These options have a purchase price per share of $1.60 and expire ten years from the date of grant.

Ms. Jozwick’s employment agreement contained certain provisions, as described below, regarding the termination of Ms. Jozwick’s employment. If Ms. Jozwick’s employment was terminated for cause, she was entitled to receive her base salary through the date of termination and additional benefits to the extent then due or earned. In the event Ms. Jozwick’s employment was terminated without cause or is constructively terminated or if Ms. Jozwick is terminated without cause within one year after a Change in Control (as defined in the Jozwick Agreement), Ms. Jozwick was entitled to receive her base salary for a period of 6 months following termination and continued participation in the Company’s benefit plans during that period; provided that if and only if for the 7th through 12th month following termination Ms. Jozwick does not engage in competition with the Company as defined in the Jozwick Agreement then she will be entitled to receive her base salary for such additional period.

In addition, all of Ms. Jozwick’s unvested options would have vested and would have been exercisable for 90 days after termination.

The Jozwick Agreement also contained customary confidentiality provisions, as well as non-competition and non-solicitation provisions that extend for a minimum of six months following termination of Ms. Jozwick’s employment with the Company.

In addition, Ms. Jozwick was a party to a Consulting Agreement with the Company prior to becoming President of the Company’s dELiA*s brand pursuant to which she served as a consultant of the Company with respect to the dELiA*s brand merchandising department. Ms. Jozwick received (i) $11,500 per week, (ii) a $6,000 per month housing/living expense allowance, (iii) work space, office furnishing, telephone and personal computer all at a Company’s location, and (iv) up to four round trip coach class flights per month between New York and California and ground transportation and/or parking to and from airports. Ms. Jozwick received option grants to purchase 15,000 shares of Common Stock at exercise prices ranging from $1.58 to $1.79.

On March 28, 2013, the Company announced that Ms. Jozwick resigned from the Company effective as of March 27, 2013 and as a result of such resignation Ms. Jozwick is entitled to exercise all vested stock options for the ninety (90) day period following the effective date of her resignation.

We are a party to an offer letter with Marc G. Schuback to employ him as our Vice President, General Counsel & Secretary and pay him an annual base salary of $275,000 subject to annual review and a potential target bonus of not less than 30% of his base salary, based upon whether we meet or exceed certain financial measures, along with individual performance considerations. Upon commencement of Mr. Schuback’s employment with the Company on August 15, 2007, Mr. Schuback received options to purchase 15,000 shares of our Common Stock. These options have a purchase price per share of $6.03, expire ten years from the date of grant and vest in four equal annual installments commencing August 15, 2008. In addition, Mr. Schuback is entitled to receive the benefits generally provided by the Company to its employees. If we terminate Mr. Schuback’s employment with us other than for “cause” (as defined in his offer letter), he is entitled to his base salary plus medical and dental benefits for 6 months after the date of such termination. In addition, we agreed with Mr. Schuback that if (a) all or substantially all of the assets of the Company are sold and the new company terminates his employment within 12 months of the acquisition or (b) there is a sale or transfer of a majority of the outstanding Common Stock of the Company and his employment is terminated within 12 months of such sale or transfer, then Mr. Schuback in either case is entitled to a severance payment of 6 months of base salary and medical and dental benefits.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding equity awards of each of the named executive officers as of February 2, 2013:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Walter Killough	80,645		—		5.18	10/27/2013
	19,355		—		4.74	11/01/2014
	40,322		—		7.96	03/07/2015
	520,000		—		7.43	10/28/2015
	182,500		—		2.13	12/02/2018
	62,500	(1)	62,500	(1)	1.76	05/20/2020
	—		50,000	(2)	1.46	03/28/2022
Dyan Jozwick	150,000	(3)	150,000	(3)	1.60	06/16/2021
	—		50,000	(4)	1.46	03/28/2022
Marc G. Schuback	15,000		—		6.03	08/15/2017
	10,000		—		1.59	03/17/2018
	7,500	(5)	2,500	(5)	1.89	05/15/2019
	5,000	(6)	5,000	(6)	2.03	03/22/2020
	2,500	(7)	7,500	(7)	1.64	03/24/2021
	—		30,000	(8)	1.46	03/28/2022

(1)	Option vest in four equal annual installments beginning on May 20, 2011.
(2)	Options vest in four equal annual installments beginning on March 28, 2013.
(3)	Options for 100,000 shares vested on June 17, 2011 and options for the remaining 200,000 shares vest in four equal annual installments beginning on June 16, 2012.
(4)	Options vest in four equal annual installments beginning on March 28, 2013.
(5)	Options vest in four equal annual installments beginning on May 15, 2010.
(6)	Options vest in four equal annual installments beginning on March 22, 2011.
(7)	Options vest in four equal annual installments beginning on March 24, 2012.
(8)	Options vest in four equal annual installments beginning on March 28, 2013.

Option Exercises and Stock Vested

The following table sets forth information concerning the outstanding stock awards during the fiscal year ended February 2, 2013 for the named executive officers. None of the named executive officers exercised any stock options during the fiscal year ended February 2, 2013:

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Walter Killough	—	—
Dyan Jozwick	—	—
Marc G. Schuback	—	—

Equity Compensation Plan Information

The following table contains information about our Common Stock that may be issued upon the exercise of options, warrants or rights under all of our equity compensation plans as of February 2, 2013:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (A)) (C)
Equity Compensation Plans Approved by Stockholders (1)	3,050,086	$3.84	3,854,492
Equity Compensation Plans Not Approved by Stockholders (2)	—	—	—
Total	3,050,086	$3.84	3,854,492

(1)	Under the 2005 Plan, a maximum of 8,400,000 shares of our Common Stock may be subject to grants of options or awards of restricted stock to certain of our officers, directors and employees. Options granted under the 2005 Plan will be either non-qualified options, which do not satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, or incentive stock options, which do satisfy such requirements. No person may be granted options under the 2005 Plan for more than 1,500,000 shares of our Common Stock in any one-year period. Shares of Common Stock covered by options that terminate or are canceled prior to exercise and shares of restricted stock that are returned to us will again be available for grants of options and awards of restricted stock. Also, if the option price or any applicable tax withholding obligation payable upon exercise of an option is satisfied by the tender or withholding of shares of Common Stock, the number of shares so tendered or withheld will be eligible for subsequent grants of options and awards of restricted stock under the 2005 Plan. The option price for stock options may not be less than 100% of the fair market value of our Common Stock at the time of grant.
(2)	The Company has no equity compensation plans that have not been approved by stockholders.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee, which consists entirely of directors who meet the independence and experience requirements set forth in the rules of the Nasdaq Stock market, has furnished the following report on Audit Committee matters:

The Audit Committee acts pursuant to a written charter which was adopted by the Board of Directors of the Company on December 5, 2005. The Audit Committee assists the Board in overseeing and monitoring the integrity of the Company’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its audit process. In addition, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of BDO USA, LLP (“BDO”), our independent registered public accountants for the fiscal year ended February 2, 2013. The Audit Committee has reviewed and discussed with management and BDO the audited financial statements of the Company for the fiscal year ended February 2, 2013 and management’s assessment of the effectiveness of the Company’s disclosure controls and procedures. In addition, the Audit Committee has discussed with BDO the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented. The Audit Committee has also received written disclosures and a letter from BDO regarding its independence from the Company as required by the rules of the Public Company Accounting Oversight Board and has discussed with BDO the independence of that firm. In addition, the Audit Committee (i) discussed with BDO the qualifications of the partners and managers assigned to the Company’s audit, (ii) reviewed with BDO the quality control system for the U.S. accounting and audit practice to provide reasonable assurance that the audit was conducted in compliance with professional standards, and (iii) confirmed with BDO that there was appropriate continuity of personnel working on audits and availability of national office consultation.

The Audit Committee also received and considered a report from Grant Thornton LLP (“GT”), our outsourced internal auditors, regarding the Company’s internal controls over financial reporting, as well as a risk assessment and plan jointly prepared by GT and management. The Audit Committee discussed these items with GT, BDO and Company management.

Based upon the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10–K for the fiscal year ended February 2, 2013.

The Audit Committee

Carter S. Evans, Chairman

Scott M. Rosen

Mario Ciampi

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

There are no relationships that would require disclosure by the Company under Item 404 of SEC Regulation S-K.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD OF DIRECTORS

Proposal 1:	Elect Five Members To Our Board Of Directors.

Our Board of Directors, on the recommendation of the Corporate Governance and Nominating Committee, nominated each of Mario Ciampi, Tracy Gardner, Paul J. Raffin, Scott M. Rosen and Michael Zimmerman for election at the Annual Meeting. If they are elected, they will serve on our Board of Directors until the 2014 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Unless authority to vote for any of the nominees named below is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of Messrs. Ciampi, Raffin, Rosen, Zimmerman and Ms. Gardner. If any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

Required Vote

The affirmative vote of a plurality of the shares voted at the Annual Meeting is required to elect the nominees for director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MARIO CIAMPI, TRACY GARDNER, PAUL J. RAFFIN, SCOTT M. ROSEN AND MICHAEL ZIMMERMAN AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

Proposal 2:	Ratify The Appointment Of BDO USA, LLP As Our Independent Registered Public Accountants For The Fiscal Year Ending February 1, 2014.

Ratification of Selected Auditors

We are asking you to ratify the Audit Committee’s selection of BDO USA, LLP (“BDO”) as our independent registered public accountants for the fiscal year ending February 1, 2014. We are submitting this proposal to you because we believe that such action follows sound corporate practice. The Audit Committee has appointed BDO as the Company’s independent registered public accountants for the fiscal year ending February 1, 2014, subject to stockholder ratification. The Audit Committee has reviewed BDO’s independence from the Company as described in the “Report of the Audit Committee.” If you do not ratify the selection of BDO as independent registered public accountants, the Audit Committee will consider selecting other independent registered public accountants. However, even if you ratify the selection, the Audit Committee may still appoint new independent registered public accountants at any time during the next fiscal year if it believes that such a change will be in the best interests of dELiA*s and our stockholders.

We expect a representative of BDO to be present at the Annual Meeting and such representative will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Audit Fees

The fees billed for professional accounting services rendered by BDO USA, LLP for the fiscal years ended February 2, 2013 and January 28, 2012 are as follows:

	Fiscal Year Ended
	February 2, 2013	January 28 2012
Audit Fees	$341,300	$323,000
Audit Related Fees	17,000	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$358,300	$323,000

In the above table, in accordance with the SEC definitions and rules, “audit fees” are fees billed to the Company for professional services for the audit of the Company’s consolidated financial statements included in the Annual Report on Form 10-K and review of financial statements included in Quarterly Reports on Form 10-Q and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including review of the Company’s registration statement on Form S-3. “Audit-related fees” are billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and the audit of the Company’s 401(K) plan. “Tax fees” are fees for federal and local tax compliance, tax advice, and tax planning and advisory services.

Policy of Audit Committee on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The independent auditors and management are required to report periodically to the Audit Committee concerning the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Percentage of Audit Services Pre-Approved

During the fiscal year ended February 2, 2013, 100% of all audit services were pre-approved by the Audit Committee.

Required Vote

The affirmative vote of a majority of the shares voted at the Annual Meeting is required to ratify the appointment of the independent registered public accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

Proposal 3:	Approval of a Non-Binding Advisory Resolution Relating to the Compensation of the Company’s Named Executive Officers.

The Board of Directors is submitting a “Say on Pay” proposal for stockholder consideration as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The proposal enables our stockholders to cast an advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the compensation tables set forth above.

The Board of Directors believes that the Company’s compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of stockholders. In particular, the Company’s compensation program is designed to:

•	provide compensation that will attract and retain superior talent and reward Company executives based upon Company and individual performance;

•	align the executive’s financial interests with the success of the Company by placing a portion of pay at risk (i.e., payout that is dependent upon Company performance);

•	support a performance oriented environment;

•	foster commonality of interest between executives and stockholders through the use of equity-based incentives; and

•	provide an appropriate mix between short-term and long-term compensation that encourages a balanced focus on short-term profit goals and long-term value creation.

This proposal gives you as a stockholder the opportunity to endorse or not endorse our executive pay program through the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related tables and accompanying narrative set forth in the Proxy Statement.”

Required Vote

The affirmative vote of a majority of the shares of Common Stock present, in person or by proxy at the Annual Meeting, and entitled to vote is required to approve the non-binding advisory resolution relating to the compensation of the Company’s named executive officers. Because the stockholder vote on this proposal is advisory only, it will not be binding on the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding the compensation of the Company’s named executive officers as the Compensation Committee deems appropriate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

Proposal 4:	Consider a Non-Binding Advisory Resolution on the Frequency (Every One, Two or Three Years) of the Non-Binding Vote to Approve the Compensation of the Company’s Named Executive Officers.

The Dodd-Frank Act also requires that the Company’s stockholders have an opportunity to vote on how often the Company should include a say on pay vote in its proxy materials for future annual meetings of stockholders. Under this Proposal No. 4, stockholders may vote to conduct the say on pay vote every year, every two years, or every three years, or may abstain from voting in response to the resolution set forth below.

“RESOLVED, that an advisory vote of the Company’s stockholders relating to the compensation of the Company’s named executive officers be held at an annual meeting of stockholders every year, every two years, or every three years, whichever frequency receives the highest number of stockholder votes in connection with the adoption of this resolution.”

The Board of Directors has determined that a say on pay vote on the compensation of the Company’s named executive officers that occurs once every three years is the most appropriate alternative for the Company. In making this determination, the Board considered whether an advisory vote at this frequency provides our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results, while avoiding more emphasis on short term variations in compensation and business results. An advisory vote occurring once every three years also will permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies which have occurred since the last say on pay vote on the compensation of the Company’s named executive officers.

Required Vote

The non-binding advisory vote relating to the frequency of the non-binding stockholder vote to approve the compensation of the Company’s named executive officers will require stockholders to choose between a frequency of every one, two or three years or abstain from voting. The option of every one year, two years, or three years that receives the highest number of votes cast will be the option selected by stockholders. Because the stockholder vote on this proposal is advisory only, it will not be binding on the Company or the Board of Directors. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote to approve the compensation of the Company’s named executive officers as it deems appropriate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY THREE YEARS AS THE FREQUENCY WITH WHICH THE STOCKHOLDERS ARE PROVIDED WITH AN ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF THE OPTION OF ONCE EVERY THREE YEARS UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers, and persons who beneficially own more than 10% of our Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our Common Stock and other equity securities. Our officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended February 2, 2013, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

Information About Stockholder Proposals

To be considered for inclusion in our Proxy Statement relating to the 2014 Annual Meeting of Stockholders, stockholder proposals must be received no later than March 3, 2014. To be considered for presentation at such meeting, although not included in our Proxy Statement, proposals must comply with our Bylaws and must be received no earlier than April 17, 2014 and no later than May 17, 2014. As to any proposals intended to be presented by a stockholder without inclusion in the our Proxy Statement relating to the 2014 Annual Meeting of Stockholders, the proxies named in our form of proxy for that meeting will be entitled to exercise discretionary authority on that proposal unless we receive notice of the matter no later than May 17, 2014. However, even if such notice is timely received, such proxies may nevertheless be entitled to exercise discretionary authority on that matter to the extent permitted by SEC regulations. All stockholder proposals should be marked for the attention of Secretary, dELiA*s, Inc., 50 West 23rd Street, New York, New York 10010.

Directions to Meeting

For directions to attend the Annual Meeting in person, you may call 212-590-6200.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

By Order of the Board of Directors

Marc G. Schuback

Senior Vice President, General Counsel and Secretary

New York, New York

July 1, 2013

ANNUAL MEETING OF STOCKHOLDERS OF

dELiA*s, INC.

August 6, 2013, 9:00 a.m.

Troutman Sanders LLP

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, AUGUST 6, 2013.

The Proxy Statement, form of proxy and the Company’s 2012 Annual Report to Stockholders are available at http://www.astproxyportal.com/ast/14450/.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

20530304000000000000 3	080613

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS,

“FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “THREE YEARS” ON PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Election of Directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate)		2.	Proposal to ratify the selection of BDO USA, LLP as the Company’s independent registered public accountants for the fiscal year ending February 1, 2014.	☐	☐	☐

NOMINEES:
				FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	m Mario Ciampi m Tracy Gardner m Paul J. Raffin m Scott M. Rosen m Michael Zimmerman	3.	Proposal to approve the non-binding advisory resolution relating to the compensation of the Company’s Named Executive Officers.	☐	☐	☐

			1 year	2 years	3 years	ABSTAIN
		4.	Proposal to approve a non-binding advisory resolution on the frequency (every one, two or three years) of the non-binding vote to approve the compensation of the Company’s Named Executive Officers. ☐	☐	☐	☐
This Proxy when executed will be voted in the manner directed herein.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●	If no direction is made, this Proxy will be voted FOR the election of all nominees for director, FOR Proposal No. 2, FOR proposal No. 3 and “Three Years” on Proposal No. 4.
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments of the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator,

          attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

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dELiA*s, INC.

PROXY CARD FOR ANNUAL MEETING OF STOCKHOLDERS

August 6, 2013

dELiA*s, Inc.’s Board of Directors Solicits This Proxy

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement, dated July 1, 2013, in connection with the Annual Meeting of dELiA*s, Inc. (the “Company”) to be held at 9:00 a.m., local time, on Tuesday, August 6, 2013 at the offices of Troutman Sanders LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174, and hereby appoints David J. Dick and/or Marc G. Schuback, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of the Company registered in the name provided in this Proxy which the undersigned is entitled to vote at the 2013 Annual Meeting of Stockholders, and at any adjournments of the meeting, with all the powers the undersigned would have if personally present at the meeting. Without limiting the general authorization hereby given, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy.

(Continued and to be signed on the reverse side.)

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